Exhibit 10.1

SUMMARY OF MATERIAL TERMS OF ORAL CONSULTING AGREEMENT WITH LDR SOLUTIONS LLC

Parties:  LDR Solutions LLC, a limited liability company wholly-owned by Patrick Avery, the President, Chief Executive Officer, Treasurer, Secretary and a director of Prospect Global Resources Inc., a Nevada corporation, and the founding stockholders of Prospect Global Resources, Inc., a Delaware corporation ("Old Prospect Global").

Purpose:  Mr. Avery provided pre-incorporation consulting services to the founding stockholders of Old Prospect Global on an as-needed basis.  The scope of the consulting services included initial analysis of the potash resource potential in the Holbrook Basin, mine planning, forecasting and negotiations with the The Karlsson Group, Inc.

Term:  Mr. Avery provided consulting services on an as-needed basis beginning in March 2010.  The arrangement was subsequently terminated upon Mr. Avery's employment with Old Prospect Global in August 2010.

Payments:  Old Prospect Global paid LDR Solutions LLC $150 per hour for an aggregate amount of $25,000 in consulting fees.  This amount was recorded as general and administrative expense during the third quarter of 2010.